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                           October 29, 2021

       Leane Cerven
       General Counsel
       Finward Bancorp
       9204 Columbia Avenue
       Munster, IN 46321

                                                        Re: Finward Bancorp
                                                            Registration
Statement on Form S-4
                                                            Filed October 26,
2021
                                                            File No. 333-260506

       Dear Ms. Cerven:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact John
Stickel at 202-551-3324 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Finance